Exhibit 4.16

SUPPLEMENTAL INDENTURE NO. 5 (this “Supplement”), dated as of January 15, 2016, is entered into by and among CONSTELLATION BRANDS, INC., a Delaware corporation (the “Company”), HOME BREW MART, INC. a California corporation (the “New Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (successor trustee to The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).

RECITALS OF THE COMPANY AND THE NEW GUARANTOR
WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of May 14, 2007, with respect to the issuance by the Company of 7.25% Senior Notes due 2017 (as supplemented by any supplements and amendments thereto made prior to the date hereof and in effect on the date hereof, the “Indenture”);
WHEREAS, the Guarantors guarantee, jointly and severally, the full and punctual payment and performance when due of all Indenture Obligations;
WHEREAS, pursuant to Section 4.08 of the Indenture, the New Guarantor is obligated to enter into this Supplement thereby guaranteeing the punctual payment and performance when due of all Indenture Obligations;
WHEREAS, pursuant to Section 8.01 of the Indenture, the Company, the New Guarantor and the Trustee may enter into this Supplement without the consent of any Holder;
WHEREAS, the execution and delivery of this Supplement have been duly authorized by resolutions of the respective Boards of Directors of the Company and the New Guarantor; and
WHEREAS, all conditions and requirements necessary to make this Supplement valid and binding upon the Company and the New Guarantor, and enforceable against the Company and the New Guarantor in accordance with its terms, have been performed and fulfilled.
NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE ONE
THE NEW GUARANTEE
Section 1.01.    For value received, the New Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “New Guarantee”), jointly and severally among itself and the Guarantors, to the Trustee and the Holders, as if the New Guarantor was the principal debtor, the punctual payment and performance when due of all Indenture Obligations (which for purposes of the New Guarantee shall also be deemed to include all commissions, fees, charges, indemnities, costs and other expenses (including reasonable legal fees and disbursements of counsel) arising out of or incurred by the Trustee or the Holders in connection with the enforcement of this New Guarantee). The agreements made and obligations assumed hereunder by the New Guarantor shall constitute and shall be deemed to constitute a Guarantee under the Indenture and for all purposes of the Indenture, and the New Guarantor shall be considered a Guarantor for all purposes of the Indenture as if the New Guarantor was originally named therein as a Guarantor.

Section 1.02.    The New Guarantor shall be released upon the occurrence of the events as provided in the Indenture.
Section 1.03.    In accordance with the terms of the Indenture, the New Guarantor hereby waives all rights of subrogation or contribution arising by reason of any payment by it pursuant to its Guarantee under the Indenture.

ARTICLE TWO
MISCELLANEOUS

Section 2.01.    Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture (including the Guarantees incorporated therein) and the Notes issued pursuant thereto are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.
Section 2.02.    This Supplement shall be effective as of the close of business on January 15, 2016.
Section 2.03.    The recitals contained herein shall be taken as the statements of the Company and the New Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.
Section 2.04.    This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.
Section 2.05.    This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and, in the case of the Company and the New Guarantor, attested by an Assistant Secretary, all as of the day and year first above written.

CONSTELLATION BRANDS, INC.

By:	/s/ Oksana S. Dominach
Name:	Oksana S. Dominach
Title:	Vice President and Treasurer

Attest:

/s/ Barbara J. LaVerdi
Name:	Barbara J. LaVerdi
Title:	Assistant Secretary

[Signature Page to Supplemental Indenture No. 5]

HOME BREW MART, INC.

By:	/s/ Oksana S. Dominach
Name:	Oksana S. Dominach
Title:	Vice President and Assistant Treasurer

Attest:

/s/ Barbara J. LaVerdi
Name:	Barbara J. LaVerdi
Title:	Assistant Secretary

[Signature Page to Supplemental Indenture No. 5]

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.

By:	/s/ Manjari Purkayastha
Name:	Manjari Purkayastha
Title:	Vice President

[Signature Page to Supplemental Indenture No. 5]